Filed Pursuant to Rule 424(b)(2)
Registration No. 333-149466

PROSPECTUS SUPPLEMENT NO. 1 TO
PROSPECTUS DATED APRIL 7, 2008

MUSICIAN’S EXCHANGE
550,000 Shares of Common Stock
$0.10 per share

This Prospectus Supplement relates to our offering of 550,000 shares of common stock (“offering shares”), at $0.10 per share, on a “best efforts,” “all-or-none,” basis in a “direct public offering” through our sole officer and director.  See the Prospectus dated April 7, 2008 (“Base Prospectus”).

See "Risk Factors" on page 4 of the Base Prospectus for certain considerations relevant to an investment in the Common Stock.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated April 7, 2008 (the "Prospectus").

The date of this Prospectus Supplement is April 7, 2009.

THIS SUPPLEMENT

We are distributing this supplement to extend the termination date of our offering in the prospectus dated April 7, 2008. The offering’s termination date is being extended an additional twelve (12) months, terminating on April 7, 2010.

ADDITIONAL INFORMATION/INCORPORATION BY REFERENCE

We file periodic reports with the Securities and Exchange Commission, or "SEC", that contain information that in certain instances is only summarized below. We have elected to "incorporate by reference" some of the more detailed information from those reports into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, except to the extent updated by information contained in this prospectus. We are incorporating by reference the information from the following filings:

Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 31, 2009;

All of the documents that we have incorporated by reference are available on the SEC's website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C.  20549.  Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

If you request, we will provide to you a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented. To receive a free copy of any of the documents incorporated by reference, write us at 1140 Lilac Charm Ave., Las Vegas, NV 89183

CURRENT STATUS

We commenced the offering of 550,000 shares of common stock (“offering shares”), at $0.10 per share to the public through a registration statement that became effective on April 7, 2008. As of the date of this supplement we have not sold any of the offering shares.